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                       J. & W. SELIGMAN & CO. INCORPORATED


                            MATCHED ACCUMULATION PLAN


                       (As amended and restated to include
                     all amendments through January 1, 1995)







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                                Table of Contents


                                                                            Page
                                                                            ----

PREAMBLE ............................................................          1

ARTICLE I   Definitions .............................................          1

  1.1       Definitions .............................................          1

  1.2       Gender ..................................................         17

ARTICLE II  Participation ...........................................         17

  2.1       Initial Participation ...................................         17

  2.2       Reemployment ............................................         17

ARTICLE III Profit Sharing Contributions ............................         17

  3.1       Amount of Profit Sharing
            Contributions ...........................................         17

  3.2       Participants Eligible for
            Profit Sharing Contributions ............................         18

  3.3       Allocation of Profit Sharing
            Contributions ...........................................         18

  3.4       Cash Election ...........................................         19

ARTICLE IV  Salary Reduction, Voluntary, Matching
            and Rollover Contributions ..............................         19

  4.1.      Salary Reduction Contributions ..........................         19

  4.2       Limitation on Optional Deferrals
            and Salary Reduction
            Contributions ...........................................         20


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  4.3       Voluntary Contributions .................................         22

  4.4       Changes in Rates of Salary
            Reduction Contributions and/or
            Voluntary Contributions .................................         22

  4.5       Matching Contributions ..................................         23

  4.6       Limitation on Voluntary
            Contributions and Matching
            Contributions ...........................................         23

  4.7       Rollover Contributions ..................................         26

  4.8       Maximum Annual Addition .................................         26

ARTICLE V   Investment of the Trust Fund ............................         28

  5.1       Funds ...................................................         28

  5.2       Investment of Prospective
            Contributions ...........................................         28

  5.3       Investment In Funds .....................................         29

  5.4       Transfers Among Funds ...................................         29

  5.5       Reinvestments of Income
            and Gains ...............................................         30

  5.6       Limitation on Investments
            in a Fund ...............................................         30

ARTICLE VI  Vesting .................................................         30

  6.1        Certain Participants Hired Before
             May 31, 1993 ..........................................          30

  6.2        Other Participants ....................................          30


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ARTICLE VII   Withdrawals During Service ...........................          32

   7.1        In-Service Withdrawals (Other
              Than for Hardship) ...................................          32

   7.2        Hardship Withdrawals .................................          33

   7.3        Complete Withdrawal ..................................          35

   7.4        Payments .............................................          35

   7.5        Rollover Contributions ...............................          35

ARTICLE VIII  Loans ................................................          35

   8.1        Amount of Loans ......................................          35

   8.2        Payment of Loan ......................................          36

   8.3        Terms of Loan ........................................          36

   8.4        Repayment of Loan ....................................          36

   8.5        Default ..............................................          37

   8.6        Termination of Service or Plan .......................          37

   8.7        Maximum Number of Loans ..............................          37

ARTICLE IX    Distributions Upon Termination
              of Service ...........................................          37

   9.1        Termination of Service ...............................          37

   9.2        Deferred Distributions ...............................          38

   9.3        Commencement of Benefits .............................          38


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ARTICLE X     Payments of Distributions and
              Withdrawals ..........................................          39

  10.1        Distributions ........................................          39

  10.2        Payments .............................................          39

  10.3        Designation of Beneficiary ...........................          39

  10.4        Death Benefits .......................................          39

  10.5        Payments to Minors or Other
              Persons Under a Disability ...........................          40

  10.6        Dividends or Capital Gain
              Distributions ........................................          40

  10.7        Predecessor Plan .....................................          40

  10.8        Direct Rollovers .....................................          40

ARTICLE XI    The Trust Fund ......................................           41

  11.1         Trust Fund .........................................           41

  11.2         Trustee ............................................           41

  11.3         Prohibition Against Diversion ......................           41

  11.4         Recordkeeping ......................................           41

  11.5         Expenses ...........................................           42

  11.6         Voting .............................................           42

ARTICLE XII    Valuation of Interests and Statements
               of Accounts ........................................           42

  12.1         Valuation ..........................................           42


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  12.2         Changes in Valuation ...............................           42

  12.3         Statement of Account ...............................           42

ARTICLE XIII   Administration .....................................           43

  13.1         Appointment of Committee ...........................           43

  13.2         Powers of the Committee ............................           43

  13.3         Procedures of the Committee ........................           43

  13.4         Delegation of Duties ...............................           43

  13.5         Payment of Expenses ................................           44

  13.6         Duties and Responsibilities
               of the Committee ...................................           44

  13.7         Indemnification ....................................           44

ARTICLE XIV    Claims Procedure ...................................           45

ARTICLE XV     Amendment or Termination of the Plan
               or Discontinuance of Employer
               Contributions ......................................           46

  15.1         Amendment ..........................................           46

  15.2         Termination ........................................           46

  15.3         Merger, Consolidation or
               Transfer of Assets or
               Liabilities ........................................           46

  15.4         Withdrawal of Employer .............................           46

ARTICLE XVI    General Provisions .................................           47

  16.1         Plan Is Not a Contract of
               Employment .........................................           47

  16.2         Plan Is for the Exclusive
               Benefit of Beneficiaries ...........................           47

  16.3         Nonalienation of Benefits ..........................           47

  16.4         Applicable Law .....................................           47

EXHIBIT A .........................................................           48

                                    PREAMBLE


     J. & W. Seligman & Co. Incorporated, in order to establish a systematic method by which its employees may both share in current profits and earn and accumulate benefits payable upon termination of employment or retirement, adopted this profit-sharing plan now known as the J. & W. Seligman & Co. Incorporated Matched Accumulation Plan, effective January 1, 1981.

     The Plan was amended from time to time and was last restated effective January 1, 1989. Effective January 1, 1994, the Plan is again restated in this Plan document. Except where the context expressly provides otherwise, this Plan, as amended and restated as of January 1, 1994, applies to employees of an Employer employed on or after such date; changes effected by any amendments included in this restated Plan shall not be applicable to any Participant who retired or died or whose employment otherwise terminated prior to January 1, 1994; all rights and benefits payable with respect to him shall be determined in accordance with the provisions of the Plan and Trust as in effect on such date of termination of employment.

                                    ARTICLE I

                                   Definitions

     1.1 Definitions. Wherever used herein, unless the context otherwise indicates, the following terms shall have the meanings set forth below:


Accounts:                     The account or accounts established and maintained
                              in the Trust Fund pursuant to Article V on behalf of each Participant, representing his interest in one or more of the Funds established hereunder.

Act: The Employee Retirement Income Security Act of 1974. All references to any section of the Act shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provision.

Affiliate:                    (a) Any corporation or other business entity
                              (other than the Corporation) that is included in a controlled group of corporations within which the Corporation is also included, as provided in
                              Section 414(b) of the Code, or which is a trade or business under common control with the Corporation, as provided in Section 414(c) of the Code, determined for purposes of Section 4.8, as if the phrase

                              "more than 50 percent" was substituted for the phrase "at least 80 percent" each place it appears in Section 1563(a)(1) of the Code, (b) Union Data Service Center, Inc., (c) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Corporation and any other entity required to be aggregated with the Corporation pursuant to regulations under
                              Section 414(o) of the Code and (d) any other corporation or entity which has been so designated by the Board for one or more purposes under the Plan.

Agent:                        Union Data Service Center, Inc.

Anniversary Year:             A period of 365 days beginning on the date an
                              individual first receives credit for an Hour of Service beginning with his initial Service or his reemployment date following a Break in Service.

Average Contribution
Percentage:                   With respect to any group of eligible Employees
                              for a Year, the average of the ratios (calculated separately for each eligible Employee in the group) of (a) the aggregate of Voluntary
                              Contributions and Matching Contributions
                              (excluding any amounts used to satisfy the minimum allocation described in Article II of Appendix A) made on behalf of such eligible Employees for such Year to (b) such eligible Employees' 414(s)
                              Compensation for such Year. Such Average
                              Contribution Percentage shall be computed to the nearest one-hundredth of one percent of the eligible Employee's 414(s) Compensation.

Average Deferral
Percentage:                   With respect to any specified group of eligible
                              Employees for a Year, the average of the ratios
                              (calculated separately for each eligible Employee in the group) of (a) the Optional Deferrals and Salary Reduction Contributions contributed on behalf of such eligible Employees for such Year to
                              (b) such eligible Employees' 414(s) Compensation.
                              Such Average Deferral Percentage shall be computed to the nearest one-hundredth of one percent of the eligible Employee's 414(s) Compensation.

Beneficiary:                  The person or persons designated by a Participant
                              as his beneficiary in accordance with Section
                              10.3.

Board:                        The board of directors of the Corporation.

Break in Service:             An Anniversary Year during which an individual is
                              credited with no more than 500 Hours of Service.
                              Solely for the purpose of determining whether a Break in Service has occurred, the individual shall be credited with one Hour of Service (up to 501 such hours) for each hour for which he is absent from work because of (a) pregnancy, (b) birth of a child, (c) placement of a child in connection with his adoption by the individual or
                              (d) caring for a child immediately following such child's birth or placement for adoption. Such hours shall be credited in the Anniversary Year in which the absence from work began if necessary to prevent a Break in Service in that year or, in any other case, in the next following Anniversary
                              Year.

Cash Distribution:            The amount that a Participant elects to receive in
                              cash rather than to have contributed to the Plan as an Optional Deferral pursuant to Section 3.4.

Code: The Internal Revenue Code of 1986. All references to any section of the Code shall be deemed to refer not only to such section but also to any amendment thereof and any successor statutory provision.

Committee:                    The committee appointed by the Board pursuant to
                              Article XIII.

Compensation:                 The aggregate cash remuneration (exclusive of any
                              commissions from sales, institutional advisory, brokerage or wrap fee incentive plans, bonuses, overtime or any payment made under this Plan or any other employee benefit plan) received by an individual from an Employer during the Year for services rendered for the portion of a Year during which he is a Participant; provided, however, that if commissions from sales and/or incentive payments are part of an individual's compensation arrangement, Compensation for such individual shall include such commissions from sales and/or incentive payments although, except as provided in the following sentence, Compensation for such Employees shall not exceed $100,000 ($75,000 prior to 1993) for any Year. Solely for the purpose of determining the maximum amount of Salary Reduction
                              Contributions and/or Voluntary Contributions that may be made on behalf of or by a Participant, the $100,000 limit included in the preceding sentence shall not apply. In any event, effective January
                              1, 1994, Compensation for any Participant shall not exceed $150,000, as adjusted by the Secretary of the Treasury or his delegate at the same time and in the same manner as under Section 415(d) of the Code.

Continuous Service:           An Employee's employment with one or more
                              Employers or Affiliates commencing on the date an Employee completes one Hour of Service, measured in years and completed months, and any period of time included in any leave of absence of up to two years authorized by an Employer or an Affiliate and any absence due to service in the armed forces, provided that the individual returns to service with an Employer or Affiliate immediately after the expiration of such leave of absence or within 90 days after discharge from the armed forces (but, if he does not so return, his Continuous Service shall be deemed to have terminated at the commencement of such period). In the case of an Employee's severance from the Service of an Employer or Affiliate by reason of the resignation, discharge, retirement, or death, of such Employee, Continuous
                              Service of the Employee will end on the date of such severance. In the case of an Employee's severance from the Service of an Employer or Affiliate for any reason other than those described in the preceding sentence (including, without limitation, the disability, vacation, or layoff of the Employee), Continuous Service of the Employee will end on the first anniversary of the date of such severance if the Employee has not performed an Hour of Service during such period.

Corporation:                  J. & W. Seligman & Co. Incorporated, a Delaware
                              corporation, and any successor thereto.

Disability:                   Physical or mental incapacity which is likely to
                              be permanent and which prevents an Employee from engaging in any occupation or performing any work for compensation or profit for which he is qualified by education, training or experience, as determined by the Committee in its sole discretion on the basis of medical evidence certified by a physician or physicians designated by it.

Effective Date:               January 1, 1981.

Employee:                     Any individual who is employed by an Employer
                              other than any individual who (a) is designated as a temporary employee by the Committee based on uniform rules consistently applied to all persons similarly situated or (b) has an employment agreement in effect which provides that he will not be eligible for the Plan.

Employer:                     The Corporation, any Affiliate or other subsidiary
                              that (a) has been designated by the Board as an Employer, (b) has adopted the Plan with the approval of its board or directors and (c) has not ceased to be an Employer. In adopting the Plan for the benefit of its Employees, an entity may limit the application of the Plan to specified employees or a group of employees of one or more of its locations, operations or divisions. In designating an entity as an Employer, the Board may limit the participation of all or a portion of the Employees of such Employer so that they are eligible only for (a) Profit Sharing
                              Contributions as described in Article III or (b)
                              Salary Reduction Contributions, Voluntary
                              Contributions, Matching Contributions and Rollover
                              Contributions as described in Article IV.

Employer Contributions:       For any Year, the sum of Profit Sharing
                              Contributions, Matching Contributions and Salary
                              Reduction Contributions contributed under the Plan by one or more Employers on behalf of a Participant as provided in Articles III and IV.

Family Member:                With respect to any Highly Compensated Employee
                              who is in the group consisting of the ten employees who receive the highest total pay from the Corporation or any Affiliate for the Year
                              (determined without regard to Sections 125 and 402(e)(3) of the Code), or a Five Percent
                              Shareholder, such individual's spouse, lineal ascendants or descendants and the spouses of any lineal ascendants or descendants.

Fiduciary:                    Any person to the extent that he (a) exercises any
                              discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets, (b) renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan, or has any authority or responsibility to do so, or (c) has any discretionary authority or responsibility in the administration of the Plan. Such term includes persons designated by fiduciaries named in the Plan to carry out fiduciary responsibilities under the Plan.

Five Percent Shareholder:     Any person who owned (or is considered to own
                              within the meaning of Code Section 318) more than five percent of the outstanding stock of an Employer or stock possessing more than five percent of the total combined voting power of all stock of an Employer.

414(s) Compensation:          The total pay paid to an Employee by an Employer
                              or Affiliate for the portion of a Year during which he was eligible to be a Participant hereunder prior to reduction for any contributions made on a salary reduction basis and excluded from income under Code Sections
                              125 and 402(e)(3); provided, however, that the Committee may select another definition of 414(s)
                              Compensation so long as such definition complies with Section 414(s) of the Code.

Fund: One of the funds established pursuant to Section 5.1, and Funds shall mean all such funds.

Highly Compensated
Employee:                     For any Year, an eligible Employee who:

                                             (a) in the previous Year:

                                             (i) was a Five Percent Shareholder;

                                             (ii) had compensation in excess of
                                        $75,000;

                                             (iii) had compensation in excess of
                                        $50,000 and was in the group consisting
                                        of the top 20% of employees of an
                                        Employer or Affiliate (excluding for
                                        such purpose all employees described in
                                        Code Section 414(g)(8)) when ranked in
                                        order of compensation for the previous
                                        Year; or

                                             (iv) was an officer of an Employer
                                        or an Affiliate and had compensation in
                                        excess of 50 percent of the dollar
                                        limitation in effect under Section
                                        415(b)(1)(A) of the Code; provided,
                                        however, that no more than 50 employees
                                        (or, if lesser, the greater of three
                                        employees or 10 percent of the
                                        employees) shall be treated as officers;
                                        or

                                             (b) in the current Year:

                                             (i) is a Five Percent Shareholder;
                                        or

                                             (ii) is one of the 100 employees of
                                        an Employer or Affiliate with the
                                        greatest compensation for such Year and
                                        is described in subparagraphs
                                        (a)(ii)-(iv) above for the current Year.
                                        The $75,000 and $50,000 thresholds in
                                        the preceding sentence shall be adjusted at the same time and in the same manner as the dollar limit on benefits under a defined benefit plan is adjusted pursuant to Section 415(d) of the Code. The dollar threshold for a particular look-back year is based on the dollar threshold in effect for the look-back year.

                                        A former Employee shall be considered a
                                        Highly Compensated Employee if he was a
                                        Highly Compensated Employee for either
                                        the Year in which his separation from
                                        Service began or for any Year ending on
                                        or after the former Employee's 55th
                                        birthday.

                                        The determination of who is a Highly
                                        Compensated Employee, including the
                                        determinations of the number and
                                        identity of

                                        Employees in the top-paid group, the top
                                        100 Employees, the number of Employees
                                        treated as officers and the compensation that is considered, will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

Hours of Service:                       An individual shall be credited with
                                        Hours of Service as follows: (a) if a
                                        record is kept of his actual hours of
                                        Service, one Hour of Service for each
                                        hour for which he is directly or
                                        indirectly paid or entitled to payment
                                        (including such time as paid vacations,
                                        holidays, sickness or layoffs and
                                        including back pay, if any, irrespective of mitigation of damages) from the Corporation or an Affiliate; (b) if no record is kept of his actual hours of Service, 45 Hours of Service for each week for which he would otherwise be entitled to receive credit for an Hour of Service under (a) above; and (c) 40
                                        Hours of Service for each week included
                                        in any leave of absence of up to two
                                        years authorized by the Corporation or
                                        an Affiliate and in any absence due to
                                        service in the armed forces of the
                                        United States, provided that he returns
                                        to Service
                                        with the Corporation or an Affiliate
                                        immediately after the expiration of such leave of absence or within 90 days after discharge from the armed forces. In the event he does not so return, his Service shall be deemed to have terminated at the commencement of such period. The foregoing shall be construed so as to avoid duplication of Hours of Service for a single hour. The rules issued by the U.S. Department of Labor relating to the determination of Hours of Service for reasons other than the performance of duties and the crediting of Hours of Service to computation periods, found in DOL Regulation 2530.20Ob-2(b) and (c), are hereby incorporated by reference.

Matching Contributions:                 Contributions made by the Employers on
                                        behalf of Participants in respect of
                                        Salary Reduction Contributions and
                                        Voluntary Contributions made after May
                                        1, 1993, pursuant to Section 4.5.

Nonhighly Compensated
Employee:                               For any Year an eligible Employee who is
                                        not a Highly Compensated Employee.

Notice to the Committee:                Written notice on a form provided by the
                                        Committee which is properly completed
                                        and delivered to the Committee or any
                                        member thereof by hand or mail. Notice
                                        to the Committee shall be deemed to have been given when it is actually received by the Committee or any member thereof.

Nonelective Deferral:                   The portion of the Profit Sharing
                                        Contribution for any Year made on behalf of a Participant that is not subject to an election to receive a Cash
                                        Distribution.

Optional Deferral:                      The portion of the Profit Sharing
                                        Contribution for any Year made on behalf of a Participant that is paid to the Trust Fund by reason of his failure to elect to receive a Cash Distribution.

Participant:                            An Employee who is at the time
                                        participating in the Plan as provided in
                                        Article II or where required by the
                                        context, an individual who formerly
                                        participated in the Plan.

Plan: The J. & W. Seligman & Co. Incorporated Matched Accumulation Plan, as set forth in this document and as it may be amended from time to time.

Predecessor Plan:                       The J. & W. Seligman & Co. Profit
                                        Sharing Plan, and,
                                        where the context requires, the Union
                                        Service Corporation Employees' Thrift
                                        Plan.

Profit Sharing
Contributions:                          Contributions made by Employers on
                                        behalf of Participants pursuant to
                                        Article III including Optional Deferrals and contributions not subject to an election to receive a Cash Distribution.
                                        Profit Sharing Contributions made by or
                                        on behalf of each Employer shall be
                                        divided by the Board between Basic
                                        Contributions and Supplemental
                                        Contributions.

Profits: In respect of any Year, the current or accumulated profits of the Corporation and its subsidiaries, as determined under generally accepted accounting principles, before (a) provision for Federal, state or local income taxes based on net income and (b) any contributions under the Plan.

Retirement:                             Retirement of a Participant on or after
                                        attainment of an age established
                                        pursuant to the uniform policy of his
                                        Employer.

Rollover Contributions:                 Contributions transferred or contributed
                                        to the Trust Fund pursuant to Section
                                        4.7.

Salary Reduction :                      Contributions made on behalf
                                        Contributions:of Participants pursuant
                                        to Section 4.1.

Service: Service by an individual as an employee of the Corporation or an Affiliate (including service prior to the time it became such to the extent determined by the Board or as otherwise required by law) or as a leased employee within the
                                        meaning of Section 414(n)(2) of the Code if the Corporation or an Affiliate was the recipient of such leased employee's services.

Trust Agreement:                        The agreement of trust as in effect at
                                        any time between the Corporation and the Trustee relating to the Plan, which Trust Agreement shall form a part of the Plan.

Trust Fund:                             The property which is from time to time
                                        held by the Trustee under the Trust
                                        Agreement, as provided in Article XI.

Trustee:                                The trustee or trustees under the Trust
                                        Agreement at the particular time.

Valuation Date:                         The end of each business day.

Voluntary Contributions:                After-tax contributions made by
                                        Participants pursuant to Section 4.3.

Year:                                   A calendar year.

Year of Vesting Service:                An Anniversary Year during which an
                                        individual is credited with at least
                                        1,000 Hours of Service, whether or not
                                        he performs Service throughout such
                                        Anniversary Year. If an individual who
                                        was a leased employee within the meaning of Section 414(n)(2) of the Code becomes an Employee, and an Employer or Affiliate was the recipient of such individual's services as a leased employee, his period of service as a leased employee shall be counted in determining his Years of Vesting
                                        Service, provided that the requirement
                                        described in the preceding sentence
                                        would have been satisfied if he had been an Employee during such period. If an individual has a Break in Service, his Years of Vesting Service before such break shall be disregarded unless either
                                        (a) at the time of the Break in Service, he was vested in any portion of his Account attributable to Profit Sharing
                                        Contributions or Matched Contributions
                                        or (b) the number of consecutive
                                        one-year Breaks in Service was less than the greater of five or the number of his Years of Vesting Service prior to such Break in Service.

     1.2 Gender. Wherever used herein, words in the masculine form shall be deemed to refer to females as well as to males.

                                   ARTICLE II

                                  Participation

     2.1 Initial Participation. An individual who was an Employee on the Effective Date and who was a participant in a Predecessor Plan became a Participant on such Date. Thereafter, except as provided in the following sentence, an Employee shall become a Participant on the first day of the month coinciding with or next following his completion of six months of Continuous Service. In the case of an Employee whose participation is limited to the contributions made under Article IV, he shall be eligible to become a Participant on the first day of any month coinciding with or next following his completion of six months of Continuous Service. Solely for the purposes of this
Article II, the term "Service" shall include service with an entity that had adopted a Predecessor Plan.

     2.2 Reemployment. A Participant shall remain such until his termination of Service. An Employee who was (or was eligible to be) a Participant and whose Service resumes shall again become a Participant on the date on which he again becomes an Employee. Each other Employee who resumes employment shall be eligible to become a Participant upon the first day of the month in which he meets the requirements of Section 2.1.

                                   ARTICLE III

                          Profit Sharing Contributions

     3.1 Amount of Profit Sharing Contributions. Subject to the right of the Board to modify, amend or terminate the Plan, the rights of the Employers to modify, suspend or discontinue their respective Profit Sharing Contributions under the Plan and the provisions of this Article III, each Employer shall contribute to the Plan for each Year out of Profits the amount that the Board shall determine to be its Profit Sharing Contribution for such Year; provided, however, that any Profit Sharing Contribution for such Year shall not be greater than the amount which is allowable as a deduction for Federal income tax purposes. Notwithstanding the foregoing, if any Employer, which with any other Employer is includible in an "affiliated group" of corporations within the meaning of Section 1504(a) of the Code, is prevented from making a contribution which it would otherwise have made under the Plan by reason of having no current or accumulated earnings or profits because such earnings or profits are less than the contribution which it would otherwise have made, then so much of the Employer Contribution which such Employer was so prevented from making shall be made for the benefit of the Participants who are Employees of such Employer by any other Employer or Affiliates includible in such "affiliated group" to the extent of their respective current or accumulated earnings or profits. Such Profit Sharing Contributions shall be allocated in accordance with Sections 3.2,
3.3 and 3.4.

     3.2 Participants Eligible for Profit Sharing Contributions. Basic Contributions and Supplemental Contributions for any Year shall be allocated as of December 31 of such Year, in the manner provided in Section 3.3, to individuals who are Participants on such December 31, or whose Service as Participants terminated during such Year by Retirement, Disability or death; provided, however, that Supplemental Contributions shall only be allocated to a Participant or former Participant who is not entitled to receive a bonus for such Year, as determined by his Employer. In the case of any such individual whose Service terminated during such Year by Retirement, Disability or death and the value of whose Accounts has been paid pursuant to Article IX prior to the end of such Year, he (or his Beneficiary) shall receive a distribution of the amount equal to his allocable share of Profit Sharing Contributions for such Year. In the case of each other such individual, his allocable share of Profit Sharing Contributions (less his Cash Distribution, if any) for such Year shall be credited to his Accounts.

     3.3 Allocation of Profit Sharing Contributions. Subject to Sections 3.4 and 4.2, the Basic Contribution and Supplemental Contribution of each Employer for any Year shall be allocated among the individuals employed by such Employer and described in Section 3.2 as entitled to receive an allocation of Basic Contributions and/or Supplemental Contributions, respectively, in an amount which bears the same ratio to each such Contribution as the Compensation for such Year of each such individual as a Participant bears to the total Compensation of all such individuals as Participants and Employees of such Employer for such Year.

     3.4 Cash Election. Each Participant, in lieu of having his entire share of Profit Sharing Contributions for any Year paid to the Trust Fund and applied for his benefit as provided in Article V, may elect, by Notice to the Committee not later than December 31 of such Year or such other date as the Committee may in its discretion determine, to receive a Cash Distribution in an amount equal to 33-l/3%, 50% or 66-2/3% of his share of Basic Contributions and/or 33-1/3%, 50%, 66-2/3% or 100% of his share of Supplemental Contributions. Cash Distributions shall be paid by the Employers to Participants who have elected in any Year to receive them as soon as practicable after the close of such Year. An election to receive a Cash Distribution for any Year shall be irrevocable. Upon the death of a Participant prior to the payment of a Cash Distribution which he has elected, such Cash Distribution shall be payable to his Beneficiary.

                                   ARTICLE IV

                      Salary Reduction, Voluntary, Matching
                           and Rollover Contributions

     4.1 Salary Reduction Contributions. (a) Effective May 1, 1993, subject to the limits specified below and in Sections 4.2 and 4.8, each Participant may elect to have his Compensation for each pay period reduced from 1% to 10% (in whole integers) and such amount shall be contributed to the Trust Fund by his Employer on his behalf. At any time, the Committee may reduce the rate of future Salary Reduction Contributions to be made on behalf of Highly Compensated Employees in order to satisfy the test described in Section 4.2.

     (b) In any event, the aggregate of a Participant's Salary Reduction Contributions, Optional Deferrals and any other elective deferral contributions (within the meaning of Code Section 402(g)(3)) contributed on behalf of a Participant for any Year under the Plan or any other plan maintained by the Corporation or an Affiliate may not exceed $7,000 (or such greater amount as may be permitted pursuant to Code Section 402(g)(5)). In the event a Participant's Optional Deferrals and Salary Reduction Contributions exceeds the applicable limit described in the preceding sentence, such excess (plus any income or minus any loss allocable thereto, calculated in accordance with regulations issued by the Secretary of the Treasury) shall be returned to the Participant by April 15th of the following Year.

     (c) Salary Reduction Contributions for any pay period will be paid by the Participant's Employer to the

Trust Fund as soon as feasible after the end of each pay period.

     4.2 Limitation on Optional Deferrals and Salary Reduction Contributions.
(a) If the aggregate of Optional Deferrals and Salary Reduction Contributions made on behalf of Highly Compensated Employees for any Year is in excess of the amount permitted under the following provisions for such Highly Compensated Employees, such excess amounts plus the pro rata share of income and losses thereon determined in accordance with regulations issued by the Secretary of the Treasury, shall be distributed to such Highly Compensated Employees by March 15 of the following Year.

     (b) All or a portion of the aggregate of Optional Deferrals and Salary Reduction Contributions for the Highly Compensated Employees shall be deemed to be excessive for any Year unless one of the following tests is satisfied:

          (i) the Average Deferral Percentage of Highly Compensated Employees is not more than the Average Deferral Percentage of Nonhighly Compensated Employees multiplied by 1.25, or

          (ii) the Average Deferral Percentage of Highly Compensated Employees is not more than the Average Deferral Percentage of Nonhighly Compensated Employees multiplied by 2.0; provided, however, that the Average Deferral Percentage for the Highly Compensated Employees may not exceed the Average Deferral Percentage for the Nonhighly Compensated Employees by more than two percentage points.

     (c) In the event any portion of a Participant's Optional Deferrals and Salary Reduction Contributions are returned pursuant to Section 4.1(b) as a result of the $7,000 (as adjusted by the Secretary of the Treasury) limit applicable to such contributions, (i) any excess Optional Deferrals and Salary Reduction Contributions required to be returned pursuant to this Section 4.2 shall be reduced by the amount of such excess deferrals and (ii) such Participant's Average Deferral Percentage shall be determined before such excess deferral is returned; provided, however, that excess deferrals made on behalf of Nonhighly Compensated Employees under plans of the Corporation or an Affiliate shall be excluded in determining such Employee's Average Deferral Percentage.

     The amount of Optional Deferrals and Salary Reduction Contributions to be distributed shall be determined by reducing the maximum amount of Optional Deferrals and Salary Reduction Contributions to an adjusted maximum percentage, which shall be the percentage that would cause one of the tests described in
Section 4.2(b) to be satisfied if each Highly Compensated Employee who designated a percentage greater than such adjusted maximum percentage had instead designated such percentage. The deferral percentage for each Highly Compensated Employee shall be the lesser of the percentage otherwise applicable or the adjusted maximum percentage determined under this subparagraph.

     In the event a Participant's Salary Reduction Contributions and/or Optional Deferrals are distributed to the Participant pursuant to Section 4.1(b) as a result of being in excess of the dollar limitation applicable to such contributions or pursuant to this Section 4.2, the value of the related Matching Contributions plus the pro rata share of income and losses thereon, determined in accordance with regulations issued by the Secretary of the Treasury, shall be distributed to the Participant.

     In determining the Average Deferral Percentage of a Highly Compensated Employee who has a Family Member who is an Employee, the Average Deferral Percentage for the family group (which is treated as one Highly Compensated Employee) shall be the Average Deferral Percentage determined by combining the Optional Deferrals, Salary Reduction Contributions and 414(s) Compensation for all the eligible Family Members. The determination of the Average Deferral

Percentage and the treatment of excess deferrals of Highly Compensated Employees with Family Members who are Employees shall satisfy such other requirements as may be prescribed in regulations issued by the Secretary of the Treasury.

     The Average Deferral Percentage for any Highly Compensated Employee for any Year who is eligible to have pre-tax contributions allocated to his account under one or more plans described in Code Section 401(k) (other than an employee stock ownership plan described in Code Section 4975(a)(7)) maintained by the Corporation or an Affiliate in addition to this Plan shall be determined as if all such contributions were made to this Plan. In the event this Plan must be combined with one or more plans (other than an employee stock ownership plan described in Code Section 4975(e)(7)) in order to satisfy the requirements of Sections 401(a)(4) or 410(b) of the Code (other than the average benefits test described in Code Section 410(b)(1) (A)(ii)), then all cash or deferred arrangements that are included in such plans shall be treated as a single arrangement for purposes of this Section 4.2.

     4.3 Voluntary Contributions. (a) Effective May 1, 1993, subject to the limits specified below and in Sections 4.6 and 4.8, each Participant may elect to make Voluntary Contributions to the Plan equal to 1% to 10% of his Compensation (in whole integers) for each pay period; provided, however, that in no event may a Participant's Voluntary Contributions exceed the difference between (i) 10% of his Compensation and (ii) the percentage of his Compensation contributed as a Salary Reduction Contribution. At any time, the Committee may reduce the rate of future Contributions to be made by Highly Compensated Employees in order to satisfy the test described in Section 4.6.

     (b) Voluntary Contributions for any pay period will be paid by the Participant's Employer to the Trust Fund as soon as feasible after the end of each pay period.

     4.4 Changes in Rates of Salary Reduction Contributions and/or Voluntary Contributions. A Participant may change the percentage of his Compensation contributed as a Salary Reduction Contribution and/or Voluntary Contribution; provided, however, that such change may not be made more frequently than once in any calendar quarter. In addition, such a Participant may completely suspend Salary Reduction Contributions and/or Voluntary Contributions at any time, provided, however, that in the event a Participant suspends making Basic Contributions he shall not be eligible to resume any contribution until his Basic Contributions have been suspended for at least three months. Such changes shall be effective with the first payroll period commencing at least five days after receipt of the Participant's election by the Committee. If the Compensation of a Participant is changed, the dollar amount of his Salary Reduction Contributions and Voluntary Contributions will automatically be changed so that the percentage contributed is not changed.

     4.5 Matching Contributions. Subject to Section 4.6 and 4.8 and to the right of the Board to modify, amend or terminate the Plan and to the right of the Employers to modify, suspend or discontinue their respective Matching Contributions under the Plan, each Employer shall contribute to the Plan for each pay period on behalf of each Participant in its employ an amount equal to 100% of the first 3% of his Compensation contributed on behalf of or by a Participant as a Salary Reduction Contribution or Voluntary Contribution for such pay period; provided, however, that in the case of a Participant for whom commissions from sales and/or incentive payments are part of his compensation arrangement, Compensation used to determine the maximum amount of his Matching Contributions shall not exceed $100,000 for any Year.

     4.6 Limitation on Voluntary Contributions and Matching Contributions. (a) If the aggregate of Voluntary Contributions and Matching Contributions made on behalf of the Highly Compensated Employees for any Year is in excess of the amount permitted under the following provisions for such Highly Compensated Employees, such excess contributions plus the pro rata share of income and losses thereon determined in accordance with regulations issued by the Secretary of the Treasury shall be returned or distributed to such Highly Compensated Employees to the extent required to satisfy such limitations by March 15 of the following Year.

     (b) All or a portion of the aggregate of Voluntary Contributions and Matching Contributions for the Highly Compensated Employees shall be deemed to be excessive for any Year unless one of the following tests is satisfied:

          (i) the Average Contribution Percentage of Highly Compensated Employees is not more than the Average Contribution Percentage of Nonhighly Compensated Employees multiplied by 1.25, or

          (ii) the Average Contribution Percentage of Highly Compensated Employees is not more than the Average Contribution Percentage of Nonhighly Compensated Employees multiplied by 2.0; provided, however, that the Average Contribution Percentage for the Highly Compensated Employees may not exceed the Average Contribution Percentage for the Nonhighly Compensated Employees by more than two percentage points.

     To the extent permitted by law and to the extent elected by the Corporation, Optional Deferrals and Salary Reduction Contributions (in excess of the amount of such contributions used to satisfy the test described in Section 4.2) allocated to a Participant's Account may be aggregated with the Voluntary Contributions and Matching Contributions allocated to his Account in determining his Average Contribution Percentage provided that the requirements contained in Treas. Reg. Section 1.401(m)-1(b)(5) are satisfied. An eligible Employee's Average Contribution Percentage for purposes of this Section 4.6 shall be determined after a Participant's excess Optional Deferrals and Salary Reduction Contributions are distributed to the Participant.

     (c) The amount of Voluntary Contributions and Matching Contributions to be distributed shall be determined by reducing the maximum amount of Voluntary Contributions and Matching Contributions to an adjusted maximum percentage, which shall be the percentage that would cause the requirements described in
Section 4.6(b) to be satisfied if each Highly Compensated Employee's Average Contribution Percentage was reduced to such percentage. The contribution percentage for each Highly Compensated Employee shall be the lesser of the percentage otherwise applicable or the adjusted maximum percentage determined under this subparagraph. A Highly Compensated Employee's contribution percentage shall be reduced by distributing (i) first, unmatched Voluntary Contributions,
(ii) second, matched Voluntary Contributions and the related Matching Contributions and (iii) third, other Matching Contributions.

     In determining the Average Contribution Percentage of a Highly Compensated Employee who has a Family Member who is an Employee, the Average Contribution Percentage for the family group (which is treated as one Highly Compensated Employee) shall be the Average Contribution Percentage determined by combining Voluntary Contributions, Matching Contributions, 414(s) Compensation and, to the extent elected by the Corporation, Optional Deferrals and Salary Reduction Contributions, of all the eligible Family Members. The determination of the Average Contribution Percentage and the treatment of excess contributions of Highly Compensated Employees with Family Members who are Employees shall satisfy such other requirements as may be prescribed in regulations issued by the Secretary of the Treasury.

     The Average Contribution Percentage for any Highly Compensated Employee for any Year who is eligible to have matching employer contributions made on his behalf or to make after-tax contributions under one or more plans described in Code Section 401(a) (other than an employee stock ownership plan described in Code Section 4975(e)(7)) maintained by the Corporation or an Affiliate in addition to this Plan shall be determined as if all such contributions were made to this Plan. In the event that this Plan must be combined with one or more other plans (other than an employee stock ownership plan described in Code Section 4975(e)(7)) in order to satisfy the requirements of Code Section 401(a)(4) or 410(b) (other than the average benefits test described in Code Section 410(b)(2)(A)(ii)), all employee and matching contributions are treated as made under a single plan for purposes of Section 401(m) of the Code.

     (d) In the event that both of the tests described in Sections 4.2(b) and 4.6(b) are satisfied only by using the "2.0/two point" test described in Sections 4.2(b)(i) and 4.6(b)(i) respectively, the Average Contribution Percentage for Highly Compensated Employees shall be reduced to the extent necessary to satisfy the aggregate limit described in the following sentence. The aggregate limit shall equal the greater of (i) or (ii):

          (i) the sum of (A) 1.25 multiplied by the greater of the Average Contribution Percentage or the Average Deferral Percentage for the Year for Nonhighly Compensated Employees plus (B) the lesser of the Average Contribution Percentage or the Average Deferral Percentage for the Year for Nonhighly Compensated Employees plus two percentage points; provided, however, that the amount determined under this clause may not exceed the product of 2.0 multiplied by the lesser of the Average Contribution Percentage or the Average Deferral Percentage for Nonhighly Compensated Employees; or

          (ii) the sum of (A) 1.25 multiplied by the lesser of the Average Contribution Percentage or the Average Deferral Percentage for the Year for Nonhighly Compensated Employees plus (B) the greater of the Average Contribution Percentage or the Average Deferral Percentage for the Year for Nonhighly Compensated Employees plus two percentage points; provided, however, that the amount determined under this clause (B) may not exceed the product of 2.0 multiplied by the greater of the

     Average Contribution Percentage or the Average Deferral Percentage for Nonhighly Compensated Employees.

     4.7 Rollover Contributions. Subject to procedures established by the Committee, each Employee shall be entitled to transfer to the Trust Fund all or part of his balance in excess of his own contributions from an employees' trust described in Section 401(a) of the Code if such transfer is made (a) within 60 days of the day he receives such balance from such trust or from an individual retirement account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code to which he had contributed part or all of such balance within 60 days following the day he received such balance or (b) pursuant to a direct rollover of an eligible rollover distribution (as defined in Code Section 402(c)(4)) other than a distribution which the Employee is entitled to receive as a beneficiary. Except for purposes of Section 7.1, Rollover Contributions shall be treated as Profit Sharing Contributions. An Employee who has made a Rollover Contribution shall be considered a Participant for all purposes hereunder except that he shall not be eligible to share in Profit Sharing Contributions, to have Salary Reduction Contributions made on his behalf or to make Voluntary Contributions until he becomes a Participant in accordance with Section 2.1.

     4.8 Maximum Annual Addition. Notwithstanding anything to the contrary in the Plan, the maximum "annual addition" (as hereinafter defined) on behalf of any Participant for any Year shall not exceed (and, if necessary, shall be reduced to) the lesser of $30,000 (or, if greater, 25% of the dollar limitation in effect under Section 415(b)(1)(A) of the Code for the Year) or 25% of his total compensation (within the meaning of Code Section 415(c)(3)) for such Year. The 25% of compensation limitation shall not apply to any contributions considered "annual additions" pursuant to Code Section 419A(d)(2) after the Participant's separation from service or Code Section 415(l)(1). The "annual addition" for a Participant in a Year shall be the sum of (a) the Employer Contributions allocated to his Account on his behalf for such Year, (b) the Participant's Voluntary Contributions for such Year and (c) any other amounts considered an "annual addition" pursuant to Code Section 415(c)(2) under any plan qualified under Code Section 401(a) maintained by an Employer or Affiliate or under Code Sections 415(l)(1) and 419A(d)(2).

     In any case where a Participant also participates in a defined benefit plan (as defined in Section 414(j) of the Code) of the Corporation or an Affiliate in addition to being a Participant in this Plan, the sum of his defined benefit plan fraction and the defined contribution plan fraction (both as defined hereinafter) for any Year may not exceed 1.0. The defined benefit plan fraction for any Year is a fraction the numerator of which is the projected annual benefit of the Participant under such plan (determined as of the close of the Year), and the denominator of which is the lesser of:

          (a) the product of 1.25, multiplied by the dollar limitation in effect under Section 415(b)(1)(A) of the Code for such Year; or

          (b) the product of 1.4, multiplied by the amount which may be taken into account under Section 415(b)(1) (B) of the Code with respect to the Participant under the plan for such Year.

     The defined contribution plan fraction for any Year is a fraction the numerator of which is the sum of the annual additions to the Participant's Account as of the close of the Year, and the denominator of which is the sum of the lesser of the following amounts determined for such Year and for each prior year of Service with the Corporation or an Affiliate:

          (i) the product of 1.25, multiplied by the dollar limitation in effect under Section 415(c)(1)(A) of the Code for such Year; or

          (ii) the product of 1.4, multiplied by the amount which may be taken into account under Section 415(c)(1)(B) of the Code with respect to the Participant under the Plan for such Year.

Prior to the end of each Year, the Committee shall determine whether, and to what extent, the limitation of this Section 4.8 will prohibit the making of Voluntary Contributions by a Participant or, after all such Voluntary Contributions by a Participant have been prevented from being made, of Employer Contributions for such Year on behalf of such Participant. The Committee shall advise any affected Participant accordingly. Employer Contributions for any Year which cannot be allocated to Participants and credited to their Accounts within the limitation of this Section 4.8 shall not be contributed by the Employer for such Year.

     If as a result of a reasonable error in determining the amount of a Participant's Compensation, the annual addition for a Participant would exceed the limits described in this Section 4.8, the amount in excess of the permissible annual addition shall be distributed to the Participant. In addition, Optional Deferrals, Salary Reduction Contributions and Voluntary Contributions may be distributed or returned to a Participant to the extent necessary so that the limitation on annual additions is satisfied.

                                    ARTICLE V

                          Investment of the Trust Fund

     5.1 Funds. The Trustee shall maintain such Funds, as are selected by the Committee; provided that the Corporation must serve as manager and provide investment management and administrative services to each Fund available under the Plan.

     5.2 Investment of Prospective Contributions. Upon first becoming a Participant, an individual shall select (a) one or more of Funds in which all his Profit Sharing Contributions shall be invested, (b) one or more Funds in which his Salary Reduction Contributions shall be invested, (c) one or more Funds in which his Matching Contributions shall be invested and (d) one or more Funds in which his Voluntary Contributions shall be invested. Each investment direction shall be made in 5% increments and a minimum of l0% of any specified type of contribution must be invested in any one Fund. It shall be the responsibility of the Committee and not the Trustee, to ensure compliance with such limits. Any investment direction given by a Participant shall be deemed to be a continuing direction with respect to all subsequent contributions until changed. Not more than once in any calendar quarter with respect to each investment election, a Participant may change his investment direction with respect to future contributions by Notice to the Committee. In the absence of an investment direction by the Participant, his Salary Reduction Contributions, Matching Contributions, Participant Contributions and Rollover Contributions shall be invested in the Seligman Cash Management Fund (or any successor fund with similar investments as selected by the Committee).

     5.3 Investment In Funds. As soon as practicable after the end of each Year, in respect of Profit Sharing Contributions, and as soon as practicable after the end of each pay period, in respect of Salary Reduction Contributions, Matching Contributions, and Voluntary Contributions in accordance with the investment directions of Participants, each Employer shall:

          (i) except as provided in subparagraph (ii) below, forward the contributions made by or on behalf of Participants in its employ, to the respective Funds on behalf of the Trustee and the Trustee will be advised by the Agent of the total amount contributed to each such Fund and the number of shares in each such Fund to be credited to the Accounts of Participants; and

          (ii) in the event that the Tri-Continental Fund is available under the Plan, with respect to such Fund, forward the contributions made by or on behalf of Participants in its employ, to the Trustee for investment in such Fund, in accordance with the methods of purchase described in the current prospectus of Tri-Continental Corporation, whereupon the Trustee shall advise the Agent as to the number of shares of common stock of Tri-Continental Corporation purchased and the value of such shares and shall deliver such shares to the Agent, and the Agent shall determine the number of such shares to be credited to the Accounts of Participants, shall so credit such shares and shall advise the Trustee that it has so credited such shares.

     5.4 Transfers Among Funds. A Participant may, by Notice to the Committee given at least five business days in advance of any Valuation Date, direct the Trustee to convert all or any part of his interest in any one or more Funds into an interest equivalent in value in one or more other Funds; provided, however, that any transfer involving the Tri-Continental Fund shall be made as soon as practicable following receipt of such notice. Except as provided in

Sections 5.6 and 7.4, such direction to the Trustee to convert may be given at any time but not more than once during any calendar quarter.

     5.5 Reinvestment of Income and Gains. Income and gains from investments in each Fund will be reinvested by the Trustee in the same Fund.

     5.6 Limitation on Investments in a Fund. Anything herein to the contrary notwithstanding, the Committee shall not permit the investment or reinvestment of moneys in any Fund if to do so would result in the Trustee's holdings of securities in such Fund to exceed 5% of the total number of such securities then outstanding. It shall be the responsibility of the Committee and not the Trustee to ensure that such limit is not exceeded. Whenever it shall appear to any Employer that the Trustee could not, by reason of the preceding sentence, be able to invest the contributions to be made to any Fund in the next succeeding pay period, or to make a transfer permitted by Section 5.4, each Participant who shall have directed the investment of contributions in such Fund or the transfer of all or any part of his Account to such Fund shall be notified by the Committee and shall change his direction with respect to the investment of future contributions in such Fund, or shall withdraw or change his direction to transfer all or any part of his interest to such Fund. A change of direction pursuant to this Section 5.6 shall not in itself disqualify a Participant from again changing his investment direction in the same quarter.

                                    ARTICLE VI

                                    Vesting

     6.1 Certain Participants Hired Before May 31, 1993. Each Participant employed by the Corporation or an Affiliate before May 31, 1993, who elects to have Salary Reduction Contributions made on his behalf and/or to make Voluntary Contributions by May 31, 1993, or when first eligible, if later, shall at all times have a fully vested and nonforfeitable interest in his Accounts.

     6.2 Other Participants. (a) Except as provided in this Section 6.2, the interest of any Participant not described in Section 6.1 in the portion of his Accounts attributable to Matching Contributions shall be vested in accordance with the following schedule:

         Months of Participation                Vested Percentage

         At least 12 but less than 24                33-l/3%
         At least 24 but less than 36                66-2/3%
         At least 36 or more                         100%

A Participant shall receive credit for one "month of participation" for each calendar month for which he elects to have Salary Reduction Contributions contributed on his behalf and/or to make Voluntary Contributions (or elects to have similar contributions made under the Union Data Service Center Inc. Employees' Thrift Plan) for any part of such month. However, the interest of any Participant in the portion of his Accounts attributable to Matching Contributions who is credited with at least five Years of Vesting Service or who dies, incurs a Disability or attains age 65 while in the employ of the Corporation or an Affiliate shall be fully vested and nonforfeitable. In any event, the interest of any Participant in his Accounts attributable to Profit Sharing Contributions, Salary Reduction Contributions, Rollover Contributions and

Voluntary Contributions shall at all times be fully vested and nonforfeitable.

     (b) The unvested portion of a former Participant's Account shall be forfeited as of the earlier of the date as of which the former Participant received a distribution of the vested portion of his Accounts pursuant to
Article IX or he incurs five consecutive one-year Breaks in Service. If 100% of the vested portion of his Accounts is zero, the individual shall be deemed to have received a distribution of such amount. All such forfeited amounts, reduced by any forfeited amounts restored to Participant's Accounts pursuant to paragraph (c) below, shall be applied to reduce future contributions required of participating Employers.

     (c) Following his termination of Service, if a Participant receives a distribution from his Account in an amount less than 100% of the balance in that Account and he subsequently resumes employment with an Employer, he may repay to the Trust Fund the full amount of his prior distribution from his Account provided that (a) he has not incurred five one-year Breaks in Service and (b) the repayment is made prior to five years after his resumption of employment. In the event of such repayment, the amount of his prior distribution plus any amounts forfeited shall be restored to his Account and upon his subsequent termination of Service, his vested interest shall include amounts previously forfeited. In the event such a Participant does not repay the amount of his prior distribution, his vested interest shall be based only on contributions made subsequent to his date of reemployment.

     (d) If a Participant who has withdrawn all or a portion of his Accounts attributable to Matching Contributions pursuant to Section 7.2, his vested interest in his Accounts attributable to Matching Contributions shall be equal to:

                                  P (AB + D)- D

where P equals the vesting percentage determined under the schedule in subparagraph (a) at the relevant time, AB equals his account balance attributable to Matching Contributions at the relevant time and D equals the amount of the distribution.

                                   ARTICLE VII

                           Withdrawals During Service

     7.1 In-Service Withdrawals (Other Than For Hardship). Upon Notice to the Committee a Participant, while he is still an Employee, shall be entitled to withdraw in cash as of such Valuation Date, in the following order:

          (a) up to the amount of his Voluntary Contributions made prior to January 1, 1987, under the Plan (not including earnings thereon) not previously withdrawn;

          (b) up to the amount attributable to his unmatched Voluntary Contributions (including earnings thereon) made subsequent to December 31, 1986, under the Plan not previously withdrawn;

          (c) an amount, as designated by the Participant, up to the value of the earnings on the amount referred to in (a) above;

          (d) up to the amount attributable to matched Voluntary Contributions (including earnings thereon) made on or subsequent to May 1, 1993; provided, however, that in the event of a withdrawal of such amount, the Participant shall not be eligible to receive a Matching Contribution until the expiration of the three-month period immediately following the receipt of the withdrawal (although he will be eligible to share in Profit Sharing Contributions, have Salary Reduction Contributions contributed on his behalf and contribute Voluntary Contributions);

          (e) in the case of a Participant who has attained age 59-1/2, amounts attributable to that portion of the Profit Sharing Contributions made on his behalf at least two years prior to the date of withdrawal (except that such two-year limitation shall not apply if he has been a Participant in the Plan--including participation in a Predecessor Plan--for a continuous period of at least five years); and

          (f) up to the amount attributable to his Rollover Contributions (including earnings thereon) under the Plan not previously withdrawn.

The minimum amount of any withdrawal by a Participant under this Section 7.1 shall be equal to the lesser of (i) 10% of the Participant's interest in the Funds, or (ii) $1,000.

     7.2 Hardship Withdrawals. If a Participant has withdrawn the maximum amount permitted under Section 7.1, the Committee, under uniform rules prescribed by it, shall permit a withdrawal of the remaining amount allocated to his Accounts other than (i) Profit Sharing Contributions not subject to a Cash Distribution election, (ii) any earnings attributable to Profit Sharing Contributions that were credited to his Accounts after December 31, 1988, or (iii) earnings attributable to Salary Reduction Contributions. A withdrawal for hardship shall be made from the Participant's Accounts in the following order:

          (a) up to the amount attributable to unmatched Salary Reduction Contributions and Optional Deferrals (including earnings thereon credited to his Accounts on or prior to December 31, 1988);

          (b) up to the amount of matched Salary Reduction Contributions; and

          (c) up to the amount attributable to vested Matching Contributions (including earnings thereon).

     For these purposes, a withdrawal for financial hardship may be made only if it is on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need. An immediate and heavy financial need shall be considered to exist only if it arises from one or more of the following circumstances:

          (1) medical expenses, as described in Section 213(d) of the Code, incurred or to be incurred by his spouse, child or other dependent (as defined in Code Section 152);

          (2) costs directly related to the purchase of a principal residence, excluding mortgage payments, for the Participant or former Participant;

          (3) tuition payments and educational fees for the next 12 months of post-secondary education for the Participant, his spouse, children or other dependents;

          (4) the need to prevent eviction from, or foreclosure on the mortgage of, the Participants principal residence; and

          (5) any other financial need as may be deemed by the Internal Revenue Service to constitute an immediate and heavy financial need.

     The following conditions must be satisfied for a hardship withdrawal: (A) the withdrawal may not exceed the amount needed to satisfy the Participant's immediate financial need created by the hardship (including any taxes or penalties reasonably anticipated to result from the hardship withdrawal); (B) the Participant must have obtained all distributions (other than hardship distributions under other plans) and all nontaxable loans under all plans maintained by the Corporation or an Affiliate; (C) the Participant will be suspended from having Optional Deferrals and Salary Reduction Contributions made on his behalf and from making Voluntary Contributions under the Plan and from making before-tax contributions or after-tax contributions under any other plan (other than a welfare plan) maintained by the Corporation or an Affiliate until the expiration of the 12-month period immediately following the receipt of the withdrawal; and (D) the maximum dollar amount applicable to Optional Deferrals and Salary Reduction Contributions for the Year immediately following the Year in which the hardship withdrawal occurs shall be reduced by the aggregate of the Participant's Optional Deferrals and Salary Reduction Contributions for the Year in which the hardship withdrawal occurs.

     7.3 Complete Withdrawal. In the event of a complete withdrawal, there shall be paid in cash to the Participant an amount equal to his payroll deductions made subsequent to the applicable Valuation Date for such withdrawal.

     7.4 Payments. All withdrawals pursuant to Sections 7.1 and 7.2 shall be made by Notice to the Committee. The Participant shall designate the Fund or Funds from which the withdrawal is to be made. The withdrawal shall be made promptly but in no event later than 30 days following Notice to the Committee. Payments of such withdrawals shall be made as provided in Article X.

     7.5 Rollover Contributions. Rollover Contributions shall be treated as Profit Sharing Contributions, except that solely for the purposes of this
Article VII, amounts transferred under the terms of the Plan in existence immediately prior to January 1, 1985, shall be treated as Voluntary Contributions to the extent that they represent the Participant's own contributions from an employees' trust described in Section 401(a) of the Code.

                                  ARTICLE VIII

                                      Loans

     8.1 Amount of Loans. On the request of a Participant, the Committee may, in its sole discretion and on such terms and conditions as it shall prescribe under uniform rules, direct the Trustee to make a loan to the Participant from the Trust Fund. Any such loan shall be secured by 50% of the value of the Participant's Accounts in the Plan and shall be for a minimum amount of $500. The maximum aggregate amount of any loan outstanding with respect to a Participant at any time shall not exceed the lesser of (i) $50,000, reduced with respect to loans made, modified or extended after December 31, 1986, by the excess of the highest outstanding loan balance during the one-year period preceding the date of such loan, over the outstanding loan balance on the date of such loan or (ii) for loans granted or renewed after October 18, 1989, 50% of the value of such Participant's Accounts.

     8.2 Payment of Loan. Upon the granting of a loan to a Participant, that portion of the Participant's interest in his Account shall be redeemed in the manner described in Section 10.1 and transferred to the Participant. The Participant shall designate the Fund or Funds from which the loan is to be made. Upon repayment of principal amounts of the loan and interest, such amounts shall be reinvested in the same Fund or Funds as current contributions of the same character as are used to secure the loan are invested or as the Participant directs, if the Participant is not making current contributions.

     8.3 Terms of Loan. Each loan shall be for a period of not more than five years; provided, however, that such five-year maximum period shall not apply to a loan used to acquire a dwelling unit used as a principal residence of the Participant. In no event will the term of any loan exceed 10 years. Each loan shall bear interest on the unpaid balance thereof at a rate for each successive calendar year or part thereof, beginning with the year in which the loan is made, equal to a rate determined by the Committee; provided, however, that effective January 1, 1990, such rate shall be equal to one percentage point above the prime interest rate charged by J. P. Morgan & Co. Incorporated on the date the application for the loan is received by the Committee (or its delegatee).

     8.4 Repayment of Loan. Each loan shall be repaid by whichever of the following methods shall be requested by the Participant and agreed to by the
Committee:

          (a) equal installment payments of principal and interest (although the amount of principal and interest in each installment may vary), to be deducted from the Participant's Compensation in each of his pay periods; or

          (b) with respect to loans other than loans made, modified or extended after December 31, 1986, payment of principal at the conclusion of the term of the loan and annual payments of interest.

Any loan may be prepaid in full at any time by payment by the Participant of the unpaid principal and accrued interest of such loan.

     8.5 Default. If a Participant defaults on any installment payment of principal or interest on a loan, the entire unpaid principal amount of such loan, together with any unpaid accrued interest thereon, shall immediately become due and payable and shall be satisfied from his interest in his Accounts determined as of the Valuation Date next preceding the date of default; provided, however, that no amount in the individual's Accounts will be debited prior to his termination of employment to the extent such amounts cannot be withdrawn pursuant to Article VII.

     8.6 Termination of Service or Plan. In the absence of a default and in the event that (a) a Participant who has a loan outstanding shall terminate Service for any reason or (b) the Plan is terminated, the entire unpaid principal amount of such loan, together with any unpaid interest thereon, shall become immediately due and payable and shall be paid by payment of such amounts in cash by or on behalf of the Participant. If such cash payment is not made, the loan shall be satisfied as if a default had occurred.

     8.7 Maximum Number of Loans. Anything in the Plan to the contrary notwithstanding, a Participant shall not have more than one loan made pursuant to this Article VIII outstanding at any time.

                                   ARTICLE IX

                    Distributions Upon Termination of Service

     9.1 Termination of Service. A Participant whose Service terminates for any reason shall receive his interest in the Funds. Such interest shall be distributed as soon as practicable following his termination of employment; provided, however, that if the value of the Participant's Accounts exceeds $3,500 such distribution shall not be made prior to the Valuation Date coinciding with or next following his 65th birthday without his consent. Subject to Section 9.2, in the event the Participant does not consent to an immediate distribution of his Accounts, he may elect to receive his distribution as of any Valuation Date up to the Valuation Date coinciding with or next following his 65th birthday. Such distribution shall be made in a lump sum unless prior to his distribution date he has elected by Notice to the Committee to receive his interest in the Funds in annual, quarterly, or monthly installments; provided, however, that the period over which such installments shall be paid may not exceed the life expectancy of the Participant or the joint life expectancy of the Participant and his Beneficiary, determined as of the date of the Participant's benefit commencement date. The minimum amount of such installments required to be distributed in any Year shall be determined in accordance with Code Section 401(a)(9) and the regulations issued thereunder. To the extent any provision of the Plan is inconsistent with such Code section or such regulations, the Plan provisions shall be disregarded.

     9.2 Deferred Distribution. Notwithstanding anything to the contrary contained in Section 9.1, if the value of a Participant's Accounts exceeds $3,500, and his Service terminates (a) because of Disability or (b) for any reason other than Disability after attainment of his early retirement date as defined in the J. & W. Seligman & Co. Incorporated Retirement Income Plan, he may elect by Notice to the Committee to defer his distribution until any specified date no later than April 1 of the Year following the Year in which he attains age 70-1/2. The period of deferral may later be reduced upon his request.

     9.3 Commencement of Benefits. Notwithstanding anything herein contained to the contrary, the distribution of a Participant's interest in the Funds shall commence no later than the April 1 of the Year following the Year in which such Participant attains age 70-1/2, even though he continues to be a Participant after such date. Unless a Participant (or former Participant) elects otherwise by Notice to the Committee, distributions to a former Participant shall be made or installment payments shall commence not later than the 60th day after the end of the Plan Year in which occurs the later of (i) his attainment of age 65 or
(ii) the date on which his employment with an Employer terminates.

                                    ARTICLE X

                    Payments of Distributions and Withdrawals

     10.1 Distributions. Subject to Section 10.6, all distributions and withdrawals shall be equal to the value of the number of shares and fractions thereof which are withdrawn, valued as of the close of business on the Valuation Date as of which payment is made. Payment of distributions shall be made as soon as is reasonably practicable after the date of the event giving rise to the distribution.

     10.2 Payments. Distributions and withdrawals shall be paid in cash.

     10.3 Designation of Beneficiary. A Participant may by Notice to the Committee designate one or more Beneficiaries to receive his interest on his death. Such a designation may be changed or revoked from time to time by Notice to the Committee and the last designation received by the Committee shall be controlling. However, a change or revocation shall not be effective prior to its receipt by the Committee prior to the Participant's death. The Beneficiary of a married Participant shall be his surviving spouse, unless such spouse consents to the designation of someone else as Beneficiary in a document filed with the Committee that acknowledges the effect of such election and is witnessed by a notary public or a Plan representative. Such consent shall not be required if it is established to the satisfaction of the Committee that the consent cannot be obtained because there is no surviving spouse, the spouse cannot be located or because of such other circumstances as may be prescribed in regulations issued by the Secretary of the Treasury. In the event that a Participant dies without a surviving spouse and without having in effect at the time of his death a designation of a Beneficiary made as aforesaid, the Beneficiary shall be, in the following order of priority, his (a) child or children, per stirpes, (b) parents in equal shares or (c) estate.

     10.4 Death Benefits. Upon the death of a Participant, his Account shall be paid to his Beneficiary in a lump sum. If there is doubt as to the right of any Beneficiary to receive any amount, the Trustee may either retain such amount until the rights thereto are determined or pay such amount into any court of appropriate jurisdiction with no further liability to anyone.

     10.5 Payments to Minors or Other Persons Under a Disability. If any person to whom benefits are otherwise payable is under the age of 18 or is, in the opinion of the Committee, not able to care for his affairs because of physical or mental disability, the Committee may, in its sole discretion, direct the benefits otherwise payable to such person to be made to a third person who, in the opinion of the Committee, may be expected to apply the payments for the benefit of the minor or disabled person, without any responsibility on the part of the Committee or the Trustee in respect of the application of such payments. Payments so made shall operate as a complete discharge of any and all obligations of the Committee, the Trustee and the Trust Fund.

     10.6 Dividends or Capital Gain Distributions. Anything in the Plan to the contrary notwithstanding, in the event of the intended distribution or withdrawal of the total interest of a Participant in any Fund during the period between (a) the record date for payment of any dividend or capital gains distribution declared in respect of shares of such Fund and (b) the date additional shares shall have been credited to such Participant on account of such dividend or capital gains distribution, then one share of such Participant shall remain in such Fund, unless such retention in such Fund would prevent the Participant from receiving a "lump-sum distribution" within the meaning of
Section 402 of the Code.

     10.7 Predecessor Plan. Amounts transferred to the Trust Fund by a participant or former participant in a Predecessor Plan and not otherwise payable under this Plan shall be distributed in accordance with the applicable provisions of such Predecessor Plan.

     10.8 Direct Rollovers. Effective for distributions equal to or more than $200 made on or after January 1, 1993, notwithstanding anything contained in the Plan to the contrary, a distributee, as defined below, may elect, in accordance with procedures established by the Committee, to have all or any portion of an eligible rollover distribution (as defined in Code Section 402(c)(4)) paid directly into an individual retirement account, individual retirement annuity or a qualified trust in a direct rollover, provided that in the case of a qualified trust, the terms of the related plan permit the acceptance of such distributions and the eligible distributee is not the Participant's surviving spouse.

     A distributee includes a Participant, former Participant, the surviving spouse of a Participant or former Participant or an alternate payee under a qualified domestic relations order who is the spouse or former spouse of the Participant or former Participant.

                                   ARTICLE XI

                                 The Trust Fund

     11.1 Trust Fund. The Trust Fund shall be held, invested, reinvested, used and disbursed by the Trustee in accordance with the directions of the Participants which shall be in accordance with the provisions of the Plan and the Trust Agreement. Subject to the provisions of the Act, no person shall have any interest in, or right to, the Trust Fund or any part thereof, except as expressly provided in the Plan or the Trust Agreement.

     11.2 Trustee. The Board may remove the Trustee at any time upon the notice required by the provisions of the Trust Agreement, and if the Trustee resigns or is so removed, the Board shall designate a successor trustee.

     11.3 Prohibition Against Diversion. Except as provided in this Section 11.3, no part of the assets of the Trust Fund shall, by reason of any modification, amendment, termination or otherwise, be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries. Any contribution made by an Employer under a mistake of fact may be returned to the Employer within one year after the payment of the contribution. All contributions are conditioned on their deductibility and to the extent any deduction is disallowed, the contribution may be returned to the Employer within one year after the disallowance of the deduction. Both such returned contributions shall be reduced by Trust Fund losses attributable thereto but shall not be increased by Trust Fund gains attributable thereto.

     11.4 Recordkeeping. Interests in the Funds may, pursuant to directions of the Trustee, be maintained by the Agent in book credit form. Interest in the Funds may be registered in the name of the Trustee or its nominee or held in such other form as will pass by delivery.

     11.5 Expenses. Brokerage commissions and transfer taxes incurred in connection with the purchase or sale of securities shall be added to the cost thereof or deducted from the proceeds thereof, as the case may be. All other costs and expenses, including administrative expenses, of the Plan shall be paid by the Employers in proportion to the value of the assets held by the Trustee attributable to Participants employed by each Employer if not paid out of the Trust Fund.

     11.6 Voting. Each Participant shall be entitled to instruct the Trustee as to the manner in which the securities in the Funds represented by shares credited to his Account in the Funds are to be voted. The Trustee, either itself or by such proxy as it may select, shall vote the securities in accordance with such instructions, if any, or in the absence of such instructions, in accordance with the instructions of the Committee. If no such instructions are received from the Committee, the shares shall not be voted.

                                   ARTICLE XII

                Valuation of Interests and Statements of Accounts

     12.1 Valuation. The value of a Participant's interest in each Fund as of any Valuation Date shall be determined by multiplying the number of shares or units (carried to three decimal places) to his credit in such Fund on such Date by the value of a share or unit in such Fund at the close of business on such Date.

     12.2 Changes in Valuation. In the event a Participant's interest in a Fund is increased by a contribution or reduced by a distribution or withdrawal on a Valuation Date, the number of shares or units to his credit in such Fund shall be increased or reduced, as the case may be, on the basis of the value of a share or unit in such Fund on the close of business on such Date. All calculations for a Valuation Date shall be made as soon as practicable after such Date.

     12.3 Statement of Account. As soon as practicable after the end of each Year, the Committee shall deliver to each Participant a statement setting forth his interest in the Funds as of the last day of such Year. At the time of any distribution or withdrawal of a Participant's interest in the Funds, the Committee shall deliver to the person receiving the payment a statement showing how the amount of the payment was computed. To the extent permitted by law, any statement given by the Committee pursuant to this Section 12.3 shall be deemed correct unless Notice to the Committee is given to the contrary within 90 days after delivery of the statement.

                                  ARTICLE XIII

                                 Administration

     13.1 Appointment of Committee. The Plan shall be administered by a Committee consisting of three or more Employees who shall be appointed or removed from time to time with the approval of the boards of directors of each of the Employers. A Participant may be a member of the Committee. No member of the Committee shall receive compensation for his services as such. The Committee shall report to the Employers annually and at such other times as they may request.

     13.2 Powers of the Committee. The Committee shall have all powers necessary to administer the Plan except to the extent that any such powers are vested in any other person by the Plan or the Committee. The Committee may from time to time establish rules for the administration of the Plan, and it shall have the exclusive right to interpret the Plan and to decide any matters arising in connection with the administration and operation of the Plan. All its rules, interpretations and decisions shall be applied in a uniform manner to all persons similarly situated, and shall be conclusive and binding on the Employers and on Participants and their Beneficiaries to the extent permitted by law.

     13.3 Procedures of the Committee. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee shall be by vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members.

     13.4 Delegation of Duties. The members of the Committee shall elect one of their number as chairman, and shall elect a secretary who may, but need not, be one of their number. The Committee may allocate any of its powers or duties among its members or designate others to carry out any of its powers or duties. It may authorize one or more of its members to execute or deliver any instrument or to make any payment on its behalf. It may employ such counsel and agents and require such clerical, medical, accounting and actuarial services as it may require to carry out the provisions of the Plan, and to the extent permitted by law it shall be entitled to rely upon all tables, valuations, certificates, opinions or other reports furnished by such persons.

     13.5 Payment of Expenses. All expenses that arise in connection with the administration of the Plan and the Trust Agreement shall be paid by the Employers if not paid out of the Trust Fund in accordance with Section 11.5.

     13.6 Duties and Responsibilities of the Committee. (a) Every person who has any responsibilities with respect to the Plan shall discharge such responsibilities solely in the interest of the Participants and their Beneficiaries, for the exclusive purpose of providing benefits to such persons and defraying reasonable expenses of administering the Plan, and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

          (b) The members of the Board, the members of the Committee and any person the Committee may designate to carry out any of its duties under the Plan may employ persons to render advice with regard to any responsibility they may have under the Plan.

          (c) No person shall be liable for any of his own acts or omissions with respect to the Plan, or for the acts or omissions of any other person with respect to the Plan, except to the extent required by the Act.

          (d) Any person or group of persons may serve in more than one fiduciary capacity under the Plan.

     13.7 Indemnification. The Employers shall indemnify each member of the Committee against all liabilities and expenses, including attorneys' fees, reasonably incurred by him in connection with any actual or threatened legal action to which he is or might be a party by reason of his membership on the Committee, except with respect to any matters as to which he shall be adjudged to be liable for gross negligence or willful misconduct in the performance of his duty as such a member.

                                   ARTICLE XIV

                                Claims Procedure

All claims for benefits under the Plan by a Participant or Beneficiary shall be made in writing to a person designated by the Committee for such purpose. If the designated person receiving a claim for benefits believes that the claim should be denied, he shall notify the claimant in writing of the denial of the claim within 90 days (180 days, if the claimant is notified within the initial 90 day period that an extension is necessary) after his receipt thereof. Such notice shall (a) set forth the specific reason or reasons for the denial, making reference to the pertinent provisions of the Plan or the Plan documents on which the denial is based, (b) describe any additional material or information that should be received before the claim request may be acted upon favorably, and explain why such material or information, if any, is needed and (c) inform the person making the claim of his right pursuant to this Article XIV to request review of the decision by the Committee. Any such person who believes that he has submitted all available and relevant information may appeal the denial of a claim to the Committee by submitting a written request for review to the Committee within 60 days after the date on which such denial is received. Such period may be extended by the Committee for good cause shown. The person making the request for review may examine pertinent Plan documents. The request for review may discuss any issues relevant to the claim. The Committee shall decide whether or not to grant the claim within 60 days after receipt of the request for review, but this period may be extended by the Committee for up to an additional 60 days in special circumstances. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The Committee's decision shall be in writing, shall include specific reasons for the decision and shall refer to pertinent provisions of the Plan or of Plan documents on which the decision is based.

                                   ARTICLE XV

                     Amendment or Termination of the Plan or
                    Discontinuance of Employer Contributions

     15.1 Amendment. The Corporation (for itself and the other Employers) may at any time amend the Plan by action of the Board, but no such amendment shall have the effect of revesting in any Employer any part of the Trust Fund or of diverting the Trust Fund to purposes other than for the exclusive benefit of Participants and their Beneficiaries or of reducing the interest in the Trust Fund of Participants and their Beneficiaries at the date of such amendment.

     15.2 Termination. The Employers expect to continue the Plan indefinitely, but the continuance of the Plan and the payment of Employer Contributions for any Year are not contractual obligations. The Corporation reserves the right, by action of the Board, to terminate the Plan or to discontinue contributions thereunder. On the complete discontinuance of Employer Contributions or on the total or partial termination of the Plan, the interest of each affected Participant shall become immediately fully vested and nonforfeitable and shall become payable as of the Valuation Date coinciding with or next following the date of such discontinuance or termination.

     15.3 Merger, Consolidation or Transfer of Assets or Liabilities. In the event of any merger or consolidation of the Plan with, or transfer of assets or liabilities of the Plan to, any other plan, each Participant shall (if such other plan then terminates) be entitled to receive a benefit immediately after such merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before such merger, consolidation or transfer (if the Plan had then terminated).

     15.4 Withdrawal of Employer. Anything in the Plan to the contrary notwithstanding, if at any time a corporation which is an Employer hereunder shall cease to be an Employer, the Trustee shall determine that portion of the Trust Fund which is applicable to any employees of such corporation who were Participants and shall pay such portion to, or for the benefit of, such employees or apply such portion by payment thereof to the trustee of any profit sharing or similar plan of such corporation (or any successor thereto) or otherwise, all as such corporation shall direct.

                                   ARTICLE XVI

                               General Provisions

     16.1 Plan Is Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between any Employer and any Employee or to be a consideration for, or an inducement for, the employment of any Employee by an Employer. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the employ of an Employer or to interfere with the right of an Employer to discharge or to terminate the employment of any Employee at any time without regard to the effect that such discharge or termination may have on any rights under the Plan.

     16.2 Plan Is for the Exclusive Benefit of Beneficiaries. Anything in the Plan to the contrary notwithstanding, no part of the property of the Trust Fund shall, by reason of any modification, amendment or termination, or otherwise, be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries.

     16.3 Nonalienation of Benefits. Except as may be required to comply with a qualified domestic relations order under Section 414(p) of the Code, any benefit payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, and any attempt to cause any such benefit to be so subjected shall not be recognized except to such extent as may be required by law.

     16.4 Applicable Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of New York except as any of such laws may be superseded by the Act. Anything in the Plan or any amendment thereof to the contrary notwithstanding, no provision of the Plan shall be so construed as to violate the requirements of the Act or the requirements of the Code necessary for qualification of the Plan under Section 401(a) thereof.

                                    EXHIBIT A

                              Top-Heavy Provisions

     Effective January 1, 1984, the following special provisions shall apply to determine if the Plan is a Top Heavy Plan in accordance with Section 416 of the Code and any special rules that will apply based on such status. In the event that the provisions contained in this Exhibit A are inconsistent with the terms contained in the remainder of the Plan, the provisions contained in this Exhibit A shall take precedence.



                                    ARTICLE I

                                   Definitions


Aggregation Group:                      All plans maintained by the Corporation
                                        or an Affiliate that are qualified under the Code, provided that each such plan satisfies at least one of the following requirements:

                                             (a) one or more Key Employees are
                                        participants;

                                             (b) the plan enables any plan in
                                        which a Key Employee is a participant to comply with the coverage and nondiscrimination requirements of
                                        Sections 401(a)(4) and 410 of the Code;
                                        or

                                             (c) such plan has been designated
                                        as part of the Aggregation Group,
                                        provided that the resulting Aggregation
                                        Group meets the coverage and
                                        nondiscrimination requirements of
                                        Sections 401(a)(4) and 410 of the Code.

Determination Date:                     With respect to any Year, the last day
                                        of the preceding Year.

Key Employee:                           With respect to any Year, an employee or
                                        former employee of the Corporation or an Affiliate (or beneficiary of such individual) who is a key employee determined in accordance with Section
                                        416 of the Code and any regulations
                                        issued thereunder. The determination as
                                        to whether an individual is a Key
                                        Employee shall be based, where
                                        applicable, on a Participant's annual
                                        total pay as described in Code Section
                                        414(q)(7).

Non-Key Employee:                       With respect to any Year, a Participant
                                        who is not a Key Employee.

Top-Heavy Plan:                         With respect to any Year, the Plan, if
                                        it is included in the Aggregation Group, and as of the Determination Date for such Year, the sum of:

                                             (a) the taggregate Accounts for all
                                        Key Employees under the Plan; and

                                             (b) the aggregate account values
                                        and the aggregate present values of
                                        accrued benefits (excluding amounts
                                        attributable to rollover contributions)
                                        for all Key Employees under all other
                                        plans in the Aggregation Group, exceeds
                                        60% of all such aggregate values for all individuals under all plans in the Aggregation Group. In determining the value of any individual's account or the present value of his accrued benefits:

                                             (1) the value of such account or
                                        the present value of such accrued
                                        benefits shall be increased by the sum
                                        of the distributions made with respect
                                        to such individual from such plan during the five-year period ending on the Determination Date; and

                                             (2) the present value of his
                                        accrued benefits under a defined benefit plan shall be determined by using a five percent interest rate assumption and the mortality table used to determine a benefit that is the actuarial equivalent of another benefit under such plan. Effective January 1, 1985, the value of an individual's account or the present value of his accrued benefits shall not be considered in determining if the Plan is a Top-Heavy Plan if the individual has not performed any services for an Employer at any time within the five-year period ending on the Determination Date.

                                             Effective January 1, 1987, the
                                        accrued benefit of a Non-Key Employee
                                        shall be determined under the method
                                        that is used for accrual purposes under
                                        all plans in the Aggregation Group, or
                                        if there is no such method, as if such
                                        benefit accrued not more rapidly than
                                        the slowest accrual rate determined
                                        under Section 411(b)(1)(C) of the Code.

Top-Heavy Year:                         A year in which the Plan is a Top-Heavy
                                        Plan.

                                   ARTICLE II

                               Minimum Allocation

     Each Participant who on the last day of any Top-Heavy Year (a) is a Non-Key Employee and (b) does not participate in a defined benefit plan maintained by the Corporation or an Affiliate that provides that the minimum benefit requirements applicable to top-heavy plans will be satisfied in such other plan shall receive a minimum allocation of aggregate Employer Contributions (excluding Optional Deferrals and Salary Reduction Contributions) for such Year equal to a percentage of his total pay (as described in Treasury Regulation
Section 1.415-2(d)) up to $150,000 (as adjusted by the Secretary of the Treasury to reflect increases in the cost of living) received in such Year. Such percentage shall be equal to the lesser of three percent or the highest percentage at which Employer Contributions (including Optional Deferrals and Salary Reduction Contributions) are allocated to the Accounts of any Key Employee for such Year (when expressed as a percentage of such Key Employee's total pay up to $150,000, as adjusted). To the extent necessary to provide this minimum allocation, the allocations to the Accounts of Key Employees shall be reduced proportionately.


                                   ARTICLE III

                                 Dual Plan Limit

     For any Top-Heavy Year, the denominator of the "defined contribution plan fraction" and the "defined benefit plan fraction" (as determined under Section 415(e) of the Code and the regulations promulgated thereunder) shall be calculated by using a factor of 1.0 rather than 1.25.